EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------

We consent to the use of our report dated March 14, 2003, with respect to the consolidated balance sheet of Dex Media East LLC (an indirect wholly-owned subsidiary of Dex Media, Inc.) and subsidiaries as of December 31, 2002, and the consolidated statements of operations, owner equity and cash flows for the period from November 9, 2002 to December 31, 2002, included in this Registration Statement on Form S-4 of Dex Media East LLC, Dex Media East Finance Co. and Dex Media International, Inc., and to the references to our firm under the headings "Summary Historical and Pro Forma Financial Data", "Selected Historical Financial Data", and "Experts" in the Registration Statement.

/s/ KPMG LLP

Denver, Colorado
March 19, 2003